EXHIBIT 99.1

  INVESTools' Revenue Advances 66% from the Same Period a Year Ago; Cash and Marketable Securities Up $3.4 Million to $15.6 Million from
                           December 31, 2003

    HOUSTON--(BUSINESS WIRE)--May 13, 2004--

    Subscription Renewals, New Masters Program Drive Cash Flow and
                        Deferred Revenue Growth

    INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that revenue rose 66% to $23.0 million in the quarter ended March 31, 2004, from $13.9 million in the same period a year ago. Net loss in the period decreased 76% to a loss of $218,000, or a loss of $0.00 per share, compared to a loss of $927,000, or a loss of $0.02 per share, in the first quarter of 2003. Included in first quarter 2004 results were severance costs and non-recurring legal expenses in excess of $600,000.
    "INVESTools' record first quarter results demonstrate that our lifetime value of the student strategy is providing sales growth and positive cash flow for our shareholders. The Company's financial position has never been stronger, ending the quarter with $15.6 million in cash and marketable securities and no debt," said Lee K. Barba, Chairman and Chief Executive Officer. "The introduction of our Masters Program as a new product line, which is priced at approximately $10,000 when included with our initial workshop training and includes an extended subscription to our InvestorToolbox website and additional Personal Training System (PTS) sessions covering options, exceeded our expectations."
    "Our continued success with student retention and new product sales has extended the average life cycle per student to greater than 12 months. Retention rates for first time students currently exceeds 65 percent, with more than 70 percent of these renewals extending for one year or longer. More than 105,000 students have now graduated from our workshop and home study courses and we currently have 39,000 active subscribers to our InvestorToolbox website," Barba stated.
    Rapid growth in the Company's sale of post-graduation renewal and PTS services has resulted in a significant increase in deferred revenue, which is not recognized until these products are fulfilled. The Company's accounting policy is to recognize the majority of the cost elements associated with deferred revenue either in the month of the sale for solicitation costs or prior to the sale for marketing costs. For sales with deferred revenue recognition, this accounting practice can result in incremental losses in the period of the sale, negatively impacting current period earnings, while cash from the retail sale is collected in full. As a result, much of the profit related to these sales will be recognized in future periods. During the quarter, the increase in deferred revenue totaled $3.5 million compared to only $700,000 in the year ago quarter and $3.8 million for all of fiscal year 2003.
    Cost of revenue as a percentage of total revenue increased to 58% during the quarter from 53% in the same prior year quarter. This increase was attributed to the increase in deferred revenue as the related solicitation costs were recognized during the quarter. Selling expense in the quarter decreased to 22% of revenue from 30% in the same period a year earlier. The decline in selling expense was in direct proportion to the relative volume shift toward co-marketing channels where the Company's partner incurs all marketing expense in return for a greater revenue share, which is recognized in the Company's cost of revenue.
    General and administrative expense as a percentage of revenue declined slightly for the first quarter, decreasing to 20% of revenue from 21% in the year ago quarter despite expenses in the period in excess of $600,000 for severance costs and non-recurring legal fees. Legal expense in the quarter included settlement of a lawsuit and other transaction costs.
    As of March 31, 2004, INVESTools had cash and marketable securities of $15.6 million, up from $12.3 million at December 31, 2003. During the quarter, the Company entered into a new merchant account relationship which is expected to substantially reduce the Company's credit card processing fees. As a result, the Company reclassified $1.5 million of cash in the period to restricted cash. At May 6, 2004, cash and marketable securities totaled $14.7 million. The Company has no long-term debt.

    Conference Call Information

    In conjunction with this release, a conference call will be held to discuss these results at 10:00 a.m. EST today. The webcast of the call can be accessed through the Company's corporate website at http://www.investools.com under Investor Relations. Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within two hours following completion of the live call.

    About INVESTools Inc.

    INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. More than 105,000 investors around the world have graduated from INVESTools investor education programs. Visit the Company's corporate Web site at http://www.investools.com for more information regarding the INVESTools Method.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts and other risks detailed from time to time in the Company's SEC filings. The Company assumes no obligation to update the information in this release.


                   INVESTOOLS INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (unaudited)


                                                          Three Months
                                           Three Months       Ended
                                               Ended        December
                                             March 31,         31,
                                         ----------------- ----------
                                           2004     2003       2003
                                         -------- -------- ----------
 Revenue                                 $22,973  $13,880    $23,976
 Costs and expenses
  Cost of revenue                         13,230    7,395     14,817
  Selling expense                          5,120    3,688      5,066
  Related party expense - selling              -      501          -
  General and administrative expense       4,601    2,971      3,242
  Depreciation and amortization expense      158      231        135
                                         -------- -------- ----------
    Total costs and expenses              23,109   14,786     23,260
                                         -------- -------- ----------
     Income (loss) from operations          (136)    (906)       716
 Other income (expense)
  Loss on sale of assets                     (18)       -          -
  Interest income and other, net             (61)     (21)        37
                                         -------- -------- ----------
     Total other income (expense)            (79)     (21)        37
                                         -------- -------- ----------
 Income (loss) before income taxes          (215)    (927)       753
  Income tax expense                           3        -         66
                                         -------- -------- ----------
 Net income (loss)                         $(218)   $(927)      $687
                                         ======== ======== ==========
 Diluted per share amounts:
  Income (loss) from operations               $-   $(0.02)     $0.02
  Net income (loss)                           $-   $(0.02)     $0.01
                                         ======== ======== ==========
 Average diluted shares                   44,578   43,206     46,063
                                         ======== ======== ==========


                   INVESTOOLS INC. AND SUBSIDIARIES
                      Consolidated Balance Sheet
                            (In thousands)

                                             March 31,   December 31,
                                               2004          2003
                                           ------------ -------------
                                            (unaudited)
 ASSETS
 Current assets
  Cash and cash equivalents                     $8,485        $4,458
  Marketable securities                          7,160         7,808
  Accounts receivable, net (allowance:
   $183, $197)                                     967           319
  Other current assets                           1,049           420
                                           ------------ -------------
    Total current assets                        17,661        13,005

 Restricted cash                                 1,857           357
 Goodwill and intangibles, net                  15,254        12,357
 Furniture and equipment, net                    1,400           832
                                           ------------ -------------
     Total assets                              $36,172       $26,551
                                           ============ =============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deferred revenue                              $12,156        $8,622
 Accounts payable                                4,353         1,391
 Accrued payroll                                 2,372         1,544
 Accrued tax liabilities                           562           561
 Other current liabilities                         781           566
                                           ------------ -------------
     Total liabilities, current                 20,224        12,684

 Stockholders' equity
 Common stock                                      453           442
 Additional paid in capital                    130,226       127,058
 Accumulated other comprehensive income
  (loss)                                            35            (2)
 Deferred compensation                          (1,210)         (293)
 Accumulated deficit                          (113,556)     (113,338)
                                           ------------ -------------
     Total stockholders' equity                 15,948        13,867
                                           ------------ -------------
     Total liabilities and stockholders'
      equity                                   $36,172       $26,551
                                           ============ =============


    CONTACT: INVESTools Inc.
             Paul A. Helbling, SVP & CFO, 281-588-9102 paul.Helbling@investools.com